Exhibit 10.20

senior executive

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 15th day of March, 2018, the (“Executed Date”) and is effective as of March 15th, 2018, the (“Effective Date”), between:

Mr. David Sealock, of Calgary, Alberta (the “Executive”)

and

Petroteq Energy Inc., a body corporate formed
under the laws of Canada (“Petroteq” or the “Corporation”).

WHEREAS Petroteq is a Canadian-registered holding company, publicly trading on the TSX Venture Exchange (Symbol: PQE) and the OTCQX trading platform (Symbol: PQEFF). Its offices are located in Toronto, Ontario, Canada, Los Angeles, California and its initial plant location in Vernal, Utah. Petroteq is focused on value creation through the development and implementation of proprietary technologies for the environmentally safe extraction of heavy oils from oil sands, oil shale deposits and shallow oil deposits;

AND WHEREAS Petroteq wishes to retain the services of the Executive to assist Petroteq in the furtherance of its heavy oils from oil sands, oil shale deposits and shallow oil deposits operations, and equity and debt financing, engineering and development and other energy related businesses;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is agreed by the parties hereto as set forth below.

Article 1
DEFINITIONS

1.1	In this agreement, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Corporation.

(b)	“Base Salary” shall mean the Executive’s current annual base salary provided for in Article 3.1 as increased from time to time.

(c)	“Change of Control” means either

(i)	the sale to a person or acquisition by a person not affiliated with the Corporation of net assets of the Corporation having a value greater than 50% of the fair market value of the net assets of the Corporation determined on a consolidated basis prior to such sale whether such sale or acquisition occurs by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise;

David Sealock
Executive Director Employment Agreement	Page 2 of 15

(ii)	any change in the holding, direct or indirect, of shares of the Corporation by a person not affiliated with the Corporation as a result of which such person, or a group of persons, or persons acting in concert, or persons associated or affiliated with any such person or group, are in a position to exercise effective control of the Corporation whether such change in the holding of such shares occurs by way of takeover bid, reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or otherwise; and for the purposes of this Agreement, a person or group of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Corporation which, directly or following conversion of the convertible securities forming part of the holdings of the person or group of persons noted above, may be cast to elect directors of the Corporation shall be deemed, to be in a position to exercise effective control of the Corporation;

(iii)	any reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction involving the Corporation where all of the shareholders of the Corporation immediately prior to such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale or other transaction hold greater than 50% of the shares of the Corporation or of the continuing corporation following completion of such reconstruction, reorganization, recapitalization, consolidation, amalgamation, arrangement, transfer, sale or other transaction; or

(iv)	any event or transaction which the Board, in its discretion, deems to be a Change of Control.

(d)	“Confidential Information” has the meaning ascribed thereto in section 5.1.

(e)	“Constructive Dismissal” means any material reduction in the responsibilities, salary or benefits of the Executive without the Executive’s consent.

(f)	“Copies or Representations” means copies, versions, representations or depictions of any kind or produced in any manner, including photocopies, facsimile or telefax copies, electromagnetic and electronic versions, computerized versions and any media on which such versions are recorded or stored, plans, diagrams, schematics, blue prints, technical drawings, technical specifications, graphics or other representations, lists, maps or charts.

(g)	“Disclosure Statement” has the meaning ascribed thereto in section Error! Reference source not found..

David Sealock
Executive Director Employment Agreement	Page 3 of 15

(h)	“Good Reason” which only applies to Change of Control situation means:

(i) a significant change (other than a change that is clearly consistent with a promotion) in the Executive’s position or duties (including any position or duties as a director of the Corporation), responsibilities (including without limitation, to whom the Executive reports and who reports to the Executive), title or office held by the Executive in the Corporation, including any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices; or

(ii) a material reduction by the Corporation of the Executive’s salary, benefits or any other form of remuneration or any change in the basis upon which the Executive’s salary, benefits or any other form of remuneration payable by the Corporation is determined or any failure by the Corporation to increase the Executive’s salary, benefits or any other forms of remuneration payable by the Corporation in a manner consistent (both as to frequency and percentage increase) with practices in effect from time to time with respect to the senior executives of the Corporation, whichever is more favourable to the Executive; or

(iii) any failure by the Corporation to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate from time to time, or the Corporation taking any action or failing to take any action that would adversely affect the Executive’s participation in or reduce his rights or benefits under or pursuant to any such plan, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices with respect to the senior executives of the Corporation, whichever is more favourable to the Executive; or

(iv) any breach by the Corporation of any material provision of this Agreement; or

(v) the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of the Corporation’s obligations hereunder by any successor to the Corporation, including a successor to a material portion of its business; or

(vi) the good faith determination by the Executive that the Corporation has requested he misrepresent information to external parties, vendors, shareholders or any other party.

(i)	“Just Cause”, when used in relation to the termination of employment of the Executive, includes: (i) any matter that would constitute lawful just cause for dismissal from employment at common law; (ii) conviction of the Executive of a criminal offence involving dishonesty or fraud or which is likely to injure Petroteq business or reputation; (iii) misappropriation of any of Petroteq property or assets; (iv) any breach by the Executive of any term of his employment or this Agreement which has not been cured within ten days of notice to the Executive of such breach; (v) any information, reports, documents or certificates being intentionally furnished by the Executive to the Board or any committee thereof which the Executive knows to be either false or misleading either because they include or fail to include material facts; (vi) failure to perform his duties in a diligent and reasonable manner.

David Sealock
Executive Director Employment Agreement	Page 4 of 15

(j)	“Payout Period”, means for the purposes of ARTICLE 10 and 13, a period of twelve (12) months.

(k)	“Termination Date”, means that date at which the Executive is severed from the Corporation in accordance with the articles of this Agreement, and which constitutes the Executive’s final day of active work on Petroteq behalf.

Article 2
EMPLOYMENT & DUTIES

2.1	The Executive shall be employed as Chief Executive Officer and of Petroteq as of March 15, 2018, without a probation period, and such employment shall continue indefinitely until terminated or altered in accordance with this agreement.

2.2	The Executive shall carry out such duties and responsibilities as directed by the Board, which duties shall be in keeping with the Executive’s employment as Chief Executive Officer and.

2.3	Unless prevented by ill health, the Executive shall devote full time and attention to the business of Petroteq and discharge and carry out such duties, functions and powers as are incidental to the position of Chief Executive Officer, however, it shall not be a violation of this Section 2.3 for the Executive to engage in a voluntary activity, other public service or private and public Director and or Board designations that does not interfere or are in conflict with the Executive’s duties under this agreement. In the performance of his duties, the Executive shall act honestly, in good faith and in the best interests of Petroteq, and shall disclose all interests and activities, and exercise the degree of diligence and responsibility that a person having the Executive’s expertise and knowledge of the affairs of Petroteq would reasonably be expected to exercise in comparable circumstances.

2.4	The Executive recognizes that his primary business obligation is to Petroteq and agrees not to permit the pursuit of other interests to interfere with the fulfillment of his duties in that position, other than business obligations disclosed to Petroteq at the time of this agreement. The Executive shall, in accordance with applicable law, disclose actual or potential business conflicts of interest to the Board. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the Board, acting reasonably. The Executive shall conduct himself so as to avoid an actual or potential conflict of interest.

David Sealock
Executive Director Employment Agreement	Page 5 of 15

Article 3
REMUNERATION

3.1	The Executive will be paid an annual Base Salary of CDN$120,000.00, starting on March 1st, 2018, less required Canadian statutory withholdings. The Base Salary shall be payable in arrears in equal bi-monthly instalments, unless otherwise agreed upon.

3.2	The Executive shall be entitled to participate in all benefit plans available to senior management of Petroteq.

3.3	The Executive shall initially be entitled to five (5) weeks paid vacation yearly, subject to increase from time to time, in accordance with the Corporation’s policies applicable to senior management. Vacation may be taken in such manner and at such times as the Executive and the Corporation may mutually agree.

3.4	The Executive shall be eligible to grants of Stock Options as determined from time to time by the Board, or any committee thereof administering Petroteq’s Stock Option plan.

3.5	The Executive shall be eligible to participate in Petroteq bonus plan, the terms of which are set by the Board, or any committee thereof administering Petroteq bonus plan when and if the Board institutes a bonus plan.

3.6	The Executive shall be eligible to participate in any retirement plan, pension plan, benefits or incentives, whether or not embodied in a formal plan, offered by Petroteq to its senior management, in the manner and to the extent, if any, authorized by the Board, or any committee thereof administering Petroteq retirement plan, pension plan, benefits or incentives.

3.7	The Executive’s Base Salary shall be reviewed annually by the Board, or any committee thereof administering Petroteq executive compensation.

Article 4
EXPENSES

4.1	Petroteq shall reimburse the Executive for all reasonable travel and other expenses actually and reasonably incurred in the performance of his duties on behalf of Petroteq. Reimbursement will be made upon the submission of a written itemized expense claim and proper supporting documentation whenever practical and in any event for all expenses. Any expenses in excess of $2,500US shall be submitted to Petroteq for pre-approval.

David Sealock
Executive Director Employment Agreement	Page 6 of 15

Article 5
NON-DISCLOSURE & CONFIDENTIALITY

5.1	The Executive acknowledges that, as a result of the Executive’s employment by Petroteq, the Executive shall be making use of or acquiring information about certain matters and things which are confidential to Petroteq and which information is the exclusive property of Petroteq, including all confidential information acquired by or made available to the Executive by Petroteq or its representatives, which shall include the terms of this agreement, any other agreements entered into (or proposed by or to) the Corporation and any security holder’s investment or potential investment in the Corporation and any information, technology, material or other property of any kind which is confidential or proprietary to the Corporation or to any supplier, customer, client, agent, employee, director, officer or security holder of the Corporation, including without limitation: (i) the names, addresses, and purchasing history of, relationship with or investment by (as applicable), and any other information about the customers, clients, security holders, directors, officers, employees, consultants, agents, suppliers, private investors, joint venture partners, limited or general partners or other business associates of, the Corporation; (ii) information related to the Corporation’s intellectual property, proprietary rights and employee inventions and developments; (iii) information relating to the past, present and contemplated business plans, engineering reports, environmental reports, geological information, land and lease information, well data, project data, seismic information, financial condition or financial results, practices, resolutions, products, strategies, pricing policies and lists, services, methods of production and operation, business processes, gas processing and marketing terms and conditions, general marketing and marketing plans, distribution, installations, facilities, machinery and equipment, and research and development of the Corporation; (iv) data, correspondence, notes, memoranda, offering memoranda or other offering document, manuals, financial statements, books and records, documents, financing programs, credit terms, banking arrangements, legal opinions or other contracts, terms or negotiations of any kind whatsoever related to the assets, financial condition or business of the Corporation; (v) information which is contained in instructional or informational materials or manuals; (vi) any information, the disclosure of which could be reasonably expected to affect the competitive position of the Corporation; (vii) any and all analyses, compilations, notes, data, studies or other material documents derived from the above, and (viii) originals, and Copies or Representations, of any of the foregoing; but only to the extent that such information is confidential (collectively, the “Confidential Information”).

5.2	Confidential Information shall not include any information that (i) was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by Petroteq or through the Executive’s involvement with Petroteq; (ii) is or becomes public knowledge through no fault of the Executive; (iii) is disclosed by Petroteq to another person without any express restriction on its use or disclosure; (iv) is or becomes available to the Executive from a source other than Petroteq, which source, to the best of the Executive’s knowledge, is legally permitted to disclose such information and is not under confidentiality restrictions. As a material inducement to Petroteq to employ the Executive and to pay to the Executive compensation for such services to be rendered to Petroteq by the Executive (it being understood and agreed by the parties that the compensation shall also be paid and received in consideration), the Executive agrees that the Executive shall not, except with the prior written consent of Petroteq, or except if the Executive is acting as an employee of Petroteq solely for the benefit of Petroteq in connection with Petroteq’s business and in accordance with Petroteq’s business practices and employment policies, at any time during or following the term of the Executive’s employment by Petroteq, directly or indirectly, disclose, reveal, report, publish, transfer or use for any purpose any of the Confidential Information which has been obtained or disclosed to the Executive as a result of the Executive’s employment by Petroteq.

David Sealock
Executive Director Employment Agreement	Page 7 of 15

5.3	The Executive hereby waives all moral rights and shall assign to Petroteq any interest in any and all inventions, improvements and ideas (whether or not patentable) which the Executive may make or conceive during the period and in the course of and related to his employment with Petroteq, and which relate or are applicable to any phase of Petroteq’s business, and the Executive hereby agrees to execute any reasonable document and do any reasonable act reasonably necessary to perform the Executive’s duties under this Section 5.3. Any such invention, improvement, or idea shall be the exclusive property of Petroteq and its successors and assigns. The Executive also affirms that if any such invention, improvement, or idea shall be deemed confidential by Petroteq, he will not disclose any such invention, improvement, or idea without prior written authorization from Petroteq.

5.4	Disclosure of any Confidential Information shall not be prohibited if the disclosure is directly pursuant to an order of a court or other governmental body or agency within Canada; provided, however, that the Executive shall first have given prompt notice to Petroteq of any possible or prospective order (or proceeding pursuant to which any order may result).

Article 6
FIDUCIARY OBLIGATIONS

6.1	The Executive agrees to be bound by his fiduciary obligations arising pursuant to common law or equity during his employment with Petroteq and following his resignation or termination from Petroteq for any reason.

Article 7
non solicitation

7.1	If the Executive’s employment with Petroteq is terminated by Petroteq at any time, for any reason, the Executive will be restricted from hiring, or introducing to any third party for the purpose of that party hiring, current or former employees of Petroteq for a period of twelve months from the date of the Executives resignation or termination, unless such former employee has been out of the employ of Petroteq for at least four months or was terminated by Petroteq excluding any unsolicited response to a general advertisement.

Article 8
POST TERMINATION RESTRICTIONS REGARDING CORPORATE OPPORTUNITIES

8.1	If the Executive’s employment with Petroteq is terminated by Petroteq or the Executive at any time for any reason, the Executive will be restricted from pursuing specific business opportunities that he was aware that Petroteq was actively pursuing at the time of termination for a period equivalent to his severance, but not to exceed a maximum of twelve months.

David Sealock
Executive Director Employment Agreement	Page 8 of 15

Article 9
TERMINATION BY EMPLOYER FOR JUST CAUSE

9.1	Petroteq may terminate this agreement and the Executive’s employment for Just Cause with 30 days’ notice to the Executive and without payment to the Executive of any compensation or severance in lieu of notice past the 30 day notice period.

9.2	Upon termination of employment for Just Cause, the Executive shall only be entitled to any Base Salary due and owing up to the date of termination, all expenses properly incurred up to the date of termination in the carrying out of his duties and any accrued but unused vacation pay due and outstanding.

Article 10
TERMINATION BY EMPLOYER WITHOUT JUST CAUSE

10.1	If the Executive’s employment is terminated by Petroteq as a result of a Constructive Dismissal or for any reason other than Just Cause and other than in accordance with Section 12, Petroteq will provide to the Executive within fifteen business days of the Termination Date:

(a)	all Base Salary earned, but not yet paid up to the Termination Date, less required withholdings;

(b)	the Corporation shall pay a lump sum amount that equals $1,000 for each month in the Payout Period, to the Executive for the failure to continue all benefits;

(c)	the Corporation shall maintain for the benefit of the Executive its current directors’ and officers’ insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the Executive than those contained in the policy in effect on the date hereof, covering claims made at any time prior to or within two years after the Executive ceases to be employed by the Corporation; and

(d)	subject to section 4.1, reimbursement of out-of-pocket expenses incurred but not yet paid up to the Termination Date;

provided that the Executive shall deliver to Petroteq a duly executed full and final release in favour of Petroteq, in a form reasonably satisfactory to Petroteq, acting reasonably and limited to employment obligations and specifically excluding indemnity obligations and written resignations of all officer and director positions held on the Corporation or its subsidiaries.

David Sealock
Executive Director Employment Agreement	Page 9 of 15

Article 11

PERMANENT DISABILITY OF EXECUTIVE

11.1	“Permanent Disability” means the mental or physical state of the Executive is such, that:

(a)	the Executive has to a substantial degree been unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Corporation either for any consecutive two 2) month period or for any period of three (3) months (whether or not consecutive) in any consecutive twelve (12) month period; or

(b)	a court of competent jurisdiction has declared the Executive to be mentally incompetent of incapable of managing his affairs;

provided that, in either case, the Permanent Disability shall be acknowledged and accepted by the Corporation’s long-term disability insurer, if any.

11.2        Termination Upon Permanent Disability of Executive

(a)	If the Executive shall suffer a Permanent Disability, the employment of the Executive may be terminated by the Corporation upon giving of notice of at least thirty (30) days; provided that such termination does not adversely affect the Executive’s entitlement to long-term disability benefits under the Corporation’s benefit plan, if applicable. Notwithstanding anything contained in this Agreement or elsewhere, in the event of termination pursuant to the provisions of Article 11, the Corporation shall pay to the Executive (or his trustee) a sum equal to one quarter (¼) his annual Base Salary, together with payment of accrued but unpaid salary and vacation pay to the Termination Date, and the Executive shall continue to be entitled to such insurance and other benefits which may be provided pursuant to any long-term disability plan or the benefits plan of the Corporation in effect at the time, provided the Executive (or his trustee) provides the Corporation with full and final, duly executed release in favour of Petroteq, in a form reasonably satisfactory to substantiate a written resignation of all officer and director positions held in the Corporation and its subsidiaries.

Article 12
TERMINATION - DEATH OF THE EXECUTIVE

12.1	This Agreement and the Executive’s employment shall be deemed to have terminated upon the death of the Executive. Petroteq shall only be obligated to pay to the Executive’s designated beneficiary, within fifteen (15) business days of receipt of notice of the Executive’s death, the following payments:

(a)	all Base Salary earned but not yet paid up to the date of the Executive’s death, less required withholdings;

(b)	all vacation pay that is associated with vacation time carried over from any previous period(s) and appropriately approved, and all accrued but unused vacation pay, less required withholdings; and

(c)	subject to section 4.1, reimbursement of out-of-pocket expenses incurred but not yet paid up to the date of the Executive’s death;

(d)	any bonus or other incentive which has been declared and earned but not yet paid.

David Sealock
Executive Director Employment Agreement	Page 10 of 15

Article 13
CHANGE OF CONTROL

13.1	In the event of a Change of Control, together with a Good Reason, the Executive may elect to terminate this Agreement within fifteen days of the later of the date of the Change of Control or the date of the event of Good Reason (the “Termination Date”) and Petroteq will provide to the Executive within fifteen (15) business days of the Termination Date:

(a)	all Base Salary earned, but not yet paid up to the Termination Date, less required withholdings;

(b)	all accrued but unused vacation pay, less required withholdings;

(c)	the Corporation shall maintain for the benefit of the Executive its current directors’ and officers’ insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the Executive than those contained in the policy in effect on the date hereof, covering claims made at any time prior to or within two years after the Executive ceases to be employed by the Corporation; and

(d)	subject to section 4.1, reimbursement of out-of-pocket expenses incurred but not yet paid up to the Termination Date;

provided that the Executive shall deliver to Petroteq a duly executed full and final release in favour of Petroteq, in a form reasonably satisfactory to Petroteq, acting reasonably and limited to employment obligations and specifically excluding indemnity obligations, and written resignation of all officer and director positions held in the Corporation and its subsidiaries.

Article 14
Corporate Indemnity

14.1	The Executive will be indemnified by Petroteq in accordance with the provisions of Petroteq’s Bylaws and the indemnity agreement, executed by the parties on the Effective Date, for actions brought against him for the performance of the Executive’s duties and such indemnity agreement shall indemnify the executive to the fullest extent permitted by law. The Corporation will maintain Directors and Officers Liability Insurance and Errors and Omissions Insurance with a minimum coverage of up to $3,000,000.00 per occurrence.

Article 15
RESIGNATION

15.1	The Executive shall provide Petroteq with twelve weeks advance written notice of resignation. If Petroteq materially breaches this Agreement, and such breach is not cured withinfifteen business days of Petroteq receiving notice of such breach, the Executive may resign immediately without any further prior written notice to Petroteq under the terms set out in this Agreement. Internal changes such as a corporate reorganization, variation in reporting structures other than Senior Executive assignments, consolidation, or any other internal corporate arrangement, or otherwise, for the purposes of this Agreement, does not constitute a breach of this Agreement.

David Sealock
Executive Director Employment Agreement	Page 11 of 15

Article 16
GENERAL

16.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

Article 17
NOTICES

17.1	Any notice or written communication which must be given or sent under this Agreement shall be given or sent by hand or courier delivery or by email, facsimile transmission and if delivered:

(a)	by hand or courier, it shall be deemed to have been validly given or received on the day of delivery to the current address under this Section 17, provided that any delivery made after 4:00 p.m. (local time) on a business day or on a day other than a business day shall be deemed to be received on the next following business day; or

(b)	by email, facsimile, it shall be deemed to have been validly given or received on the day sent, if sent prior to 4:00 p.m. (local time) at the place of receipt on a business day, and otherwise on the business day following the day of transmission by email or facsimile, to the current fax number or email under this Section 17 as it may be changed pursuant to Section 17.2.

17.2	A party may, at any time, change its named recipient, address, email or facsimile number for the purposes of service by written notice to the other party hereto; provided that, until changed, the contact details shall be:

(a)	in the case of the Executive, to the last address on the personnel records of Petroteq; or

Mr. David Sealock

#####

#####

Email: #####

(b)	in the case of Petroteq Resources:

Petroteq Energy Inc.

4370 Tujunga Ave., Suite 320

Studio City, CA 91604

Attention: Mr. Aleksandr Blyumkin, Chairman of the Board

Fax: 310-358-3148

Email: ######

David Sealock
Executive Director Employment Agreement	Page 12 of 15

Article 18
ENTIRE AGREEMENT

18.1	This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive with Petroteq, and cancels and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto;

Article 19
SEVERABILITY

19.1	In the event that any provisions of this Agreement shall be held by a court or another tribunal of competent jurisdiction to be unenforceable, such provision will be eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Article 20
survival

20.1	Executive’s obligations under Section 5 through Section 8 and shall survive the termination of this Agreement, and the Corporation’s obligations under Section 14 shall survive the termination of this Agreement.

Article 21
TIME

21.1	Time shall in all respects be of the essence of this Agreement.

Article 22
NO ASSIGNMENT

22.1	This Agreement is a personal services agreement and may not be assigned by either party without the prior written consent of the other party.

Article 23
NO WAIVERS

23.1	The waiver by either party of any breach of the terms of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other term of this Agreement.

David Sealock
Executive Director Employment Agreement	Page 13 of 15

ARTICLE 24

PERSONAL DATA AND PRIVACY

24.1       The Executive consents that:

(a)	the personal data relating to the Executive may be maintained and stored by the Corporation electronically or in any other form; and

(b)	the personal data relating to the Executive may be freely transferred and shared between the Corporation and its subsidiaries irrespective of where the offices of such entities are physically located.

24.2	The Executive acknowledges and agrees that the Corporation has the right to collect, use and disclose the Executive’s personal information for purposes relating to the Executive’s employment with the Corporation, including:

(a)	ensuring that the Executive is paid for the services performed for the Corporation;

(b)	administering any benefits to which the Executive is or may become entitled to, including medical, dental, disability, and life insurance benefits and/or share options. This shall include the disclosure of the Executive’s personal information to any insurance company and/or broker or to any entity that manages or administers the Corporation’s benefits on behalf the Corporation:

(c)	compliance with any regulatory reporting and withholding requirements relating to the Executive’s employment, including required disclosure to shareholders;

(d)	enforcing the Corporation’s policies including those relating to the proper use of electronic communications network and to comply with applicable laws; and

(e)	in the event of a potential sale or transfer of all or part of the shares or assets of the Corporation, disclosing to any potential acquiring organizations the Executive’s personal information solely for the purpose of determining the value of the Corporation and its assets and liabilities and to evaluate the Executive’s position in the Corporation. If the Executive’s personal information is disclosed to any potential acquiring organization, the Corporation will require the potential acquiring organization to agree to protect the privacy of the Executive’s personal information in a manner that is consistent with any policy of the Corporation dealing with privacy that may be in effect from time to time and/or any applicable law that may be in effect from time to time.

David Sealock
Executive Director Employment Agreement	Page 14 of 15

ARTICLE 25

JURISDICTION AND VENUE

23.1	This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment by Petroteq, for all purposes, shall be governed by and construed in accordance with the laws of California without regard to conflicts of law principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of California, county of Los Angeles. The Parties irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in these venues.

ARTICLE 26
Counterparts

26.1	This Agreement may be executed in several counterparts, each of which shall be an original, and such counterpart shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

/s/ David Sealock
Witness	David Sealock

Petroteq Energy Inc.

	Per:	/s/ Alexsandr Blyumkin
	Name:	Mr. Alexsandr Blyumkin,
	Title:	Chairman of the Board

Schedule A

Committee Appointments